                                                                   Exhibit 99.3

                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1998

                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS


                                                                                                             Page

   Report of Independent Accountants...................................................................        2

   Balance Sheets as of December 31, 1998 and December 31, 1997........................................        3

   Statements of Operations for the years ended December 31, 1998,
         December 31, 1997 and December 31, 1996.......................................................        4

   Statements of Stockholder's Equity (Deficit) for the years ended
         December 31, 1998, December 31, 1997 and December 31, 1996....................................        5

   Statements of Cash Flows for the years ended December 31, 1998,
         December 31, 1997 and December 31, 1996.......................................................        6

   Notes to Financial Statements.......................................................................        7


                        Report of Independent Accountants

To the Board of Directors and the
Stockholder of New Valley Holdings, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, stockholder's equity (deficit) and cash flows present fairly, in all material respects, the financial position of New Valley Holdings, Inc. (the "Company") at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

Miami, Florida
March 30, 1999

                            NEW VALLEY HOLDINGS, INC.


                                 BALANCE SHEETS
                (Dollars In Thousands, Except Per Share Amounts)

===============================================================================



                                                                                 December 31,        December 31,
                                                                                     1998                1997
                                                                                 ------------        -------------
ASSETS

  Cash and cash equivalents..............................................         $        21         $          6

  Investment in New Valley:
    Redeemable preferred stock...........................................              61,833               59,359
    Common stock.........................................................             (61,833)             (59,359)
                                                                                  -----------         ------------
    Total investment in New Valley.......................................
                                                                                  -----------         ------------
  Total assets...........................................................         $        21         $          6
                                                                                  ===========         ============

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

  Payable to parent......................................................                              $        56
  Current income taxes payable to parent.................................               6,324                6,298
                                                                                  -----------         ------------
  Total liabilities......................................................               6,324                6,354
                                                                                  -----------         ------------

  Commitments and contingencies..........................................

  Common stock, $0.01 par value, 100 shares authorized, issued and outstanding......................................................
  Additional paid-in capital.............................................               7,633                7,633
  Deficit................................................................             (51,185)             (25,737)
  Other comprehensive income.............................................              37,219               11,756
                                                                                  -----------         ------------
  Total stockholder's equity (deficit)...................................            $ (6,303)              (6,348)
                                                                                  -----------         ------------
  Total liabilities and stockholder's equity (deficit)...................         $        21         $          6
                                                                                  ===========         ============



                     The accompanying notes are an integral
                        part of the financial statements.

                           NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF OPERATIONS
                (Dollars in Thousands, Except Per Share Amounts)

===============================================================================

                                                                      December 31,       December 31,       December 31,
                                                                          1998               1997               1996
                                                                      ------------       ------------       -------------
Equity in loss of New Valley..................................         $(28,673)           $(26,519)           $(8,517)

Interest income...............................................               97                   6                 55

General and administrative expenses ..........................              (24)                (47)               (28)
                                                                       --------            --------            -------
Loss from continuing operations before
     income taxes.............................................          (28,600)            (26,560)            (8,490)
                                                                       --------            --------            -------
(Benefit) provision for income taxes:
   Current....................................................               26                 (14)             1,840
   Deferred...................................................           (1,123)               (673)              (800)
                                                                       --------            --------            -------
Income tax (benefit) provision................................           (1,097)               (687)             1,040
                                                                       --------            --------            -------
Loss from continuing operations...............................          (27,503)            (25,873)            (9,530)

Income from discontinued operations of New Valley
     net of taxes of $1,123, $673 and $800 in 1998, 1997
     and 1996, respectively...................................            2,085                 863              2,182
                                                                       --------            --------            -------
Net loss                                                               $(25,418)           $(25,010)           $(7,348)
                                                                       ========            ========            =======



                     The accompanying notes are an integral
                        part of the financial statements.

                           NEW VALLEY HOLDINGS, INC.
                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                             Additional      Retained          Other
                                                         Common Stock         Paid-In        Earnings      Comprehensive
                                                      Shares       Amount     Capital        (Deficit)         Income       Total
                                                   ------------   --------   ----------      --------      -------------  ---------

Balance, December 31, 1995...................           100                   $11,020        $ 32,128         $  5,541    $ 48,689

Net loss.....................................                                                  (7,348)                      (7,348)
   Proportionate share of New Valley's
     unrealized appreciation in
     investments, net of tax.................                                                                    2,227       2,227
   Increase in unrealized holding loss
     on investment in New Valley,
     net of tax..............................                                                                  (20,996)    (20,996)
                                                                                                               -------     -------
     Total other comprehensive loss..........                                                                              (18,769)
                                                                                                                           -------
Total comprehensive loss.....................                                                                              (26,117)
                                                                                                                           -------

Increase in capital from New Valley's
     repurchase of Class A Shares,
     net of tax..............................                                   1,152                                        1,152
Increase in valuation allowance on
     deferred tax assets.....................                                  (4,539)                                      (4,539)
Dividends....................................                                                 (25,507)                     (25,507)
                                                        ---        ------     -------        --------         --------    --------

Balance, December 31, 1996...................           100                     7,633            (727)         (13,228)     (6,322)

Net loss.....................................                                                 (25,010)                     (25,010)
                                                                                             --------                     --------
   Proportionate share of New Valley's
     unrealized appreciation in investments..                                                                    3,179       3,179
   Reduction of unrealized holding loss
     on investment in New Valley.............                                                                   21,805      21,805
                                                                                                              --------    --------
     Total other comprehensive income........                                                                               24,984
                                                                                                                          --------
Total comprehensive loss.....................                                                                                  (26)
                                                        ---        ------     -------        --------         --------    --------

Balance, December 31, 1997...................           100                     7,633         (25,737)          11,756      (6,348)

Net loss.....................................                                                 (25,418)                     (25,418)
   Incremental unrealized holding gain
     on investment in New Valley.............                                                                   25,463      25,463
                                                                                                              --------    --------
     Total other comprehensive income........                                                                               25,463
                                                                                                                          --------
   Total comprehensive income................                                                                                   45
                                                        ---        ------     -------        --------         --------    --------

Balance, December 31, 1998...................           100                   $ 7,633        $(51,155)        $ 37,219    $ (6,303)
                                                        ===        ======     =======        ========         ========    ========




                     The accompanying notes are an integral
                        part of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF CASH FLOWS
                (Dollars In Thousands, Except Per Share Amounts)

==============================================================================


                                                                        December 31,       December 31,       December 31,
                                                                            1998               1997              1996
                                                                        ------------       ------------       ------------

Cash flows from operating activities:
  Net (loss) income.............................................        $(25,418)           $(25,010)          $ (7,348)
  Adjustments to reconcile net (loss) income to net
    cash provided by operating activities:
      Equity in (loss) earnings of New Valley...................         (28,673)             26,908              7,877
      Deferred income taxes.....................................                                (673)              (800)
      Income from discontinued operations of New Valley.........          (3,208)             (1,252)            (1,542)
      (Decrease) increase in income taxes payable...............              26                 (14)             1,840
      Other.....................................................             (58)                 46                 10
                                                                        --------            --------           --------

Net cash provided by operating activities.......................              15                   5                 37
                                                                        --------            --------           --------

Cash flows from investing activities:

  Dividends received from New Valley............................                                                 24,733
                                                                        --------            --------           --------
Net cash provided by investing activities.......................                                                 24,733
                                                                        --------            --------           --------
Cash flows from financing activities:

  Distributions paid to parent..................................                                                (25,507)
                                                                        --------            --------           --------
Net cash used in financing activities...........................                                                (25,507)
Net increase (decrease) in cash and cash equivalents............              15                   5               (737)
                                                                        --------            --------           --------
Cash and cash equivalents at beginning of period................               6                   1                738
                                                                        --------            --------           --------

Cash and cash equivalents at end of period......................        $     21            $      6           $      1
                                                                        ========            ========           ========



                     The accompanying notes are an integral
                        part of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (Dollars In Thousands, Except Per Share Amounts)

1.    BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

      Organization. New Valley Holdings, Inc. (the "Company") was formed on September 9, 1994, pursuant to the laws of Delaware, by BGLS Inc. ("BGLS") to act as a holding company for certain stock investments in New Valley Corporation ("New Valley"). BGLS, which owns 100% of the authorized, issued and outstanding common stock of the Company, is a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke"), a Delaware corporation whose stock is traded on the New York Stock Exchange.

      Estimates and Assumptions. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

      Cash and Cash Equivalents. For purposes of statements of cash flows, cash includes cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of 90 days or less. Interest on short-term investments is recognized when earned.

      Other Comprehensive Income. The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income" effective in the first quarter of 1998 with prior periods restated. Other comprehensive income is a component of stockholder's equity and includes such items as the Company's proportionate interest in New Valley's capital transactions and unrealized gains and losses on investment securities. The implementation of SFAS No. 130 did not have any material effect on the consolidated financial statements.

2.    Investment in New Valley Corporation

      At December 31, 1998 and 1997, the Company's investment in New Valley consisted of a 41.5% voting interest. At December 31, 1998 and 1997, the Company owned 57.7% of the outstanding $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares ($100 Liquidation Value), $.01 par value ("Class A Preferred Shares") and 41.5% of New Valley's common shares, $.01 par value (the "Common Shares").

      The Class A Preferred Shares are accounted for as debt and equity securities pursuant to the requirements of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and are classified as available-for-sale. The Common Shares are accounted for pursuant to Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock".

      The Company determines the fair value of the Class A Preferred Shares based on the quoted market price. Through September 1996, earnings on the Class A Preferred Shares were comprised of dividends accrued during the period and the accretion of the difference between the Company's basis and their mandatory redemption price. During the quarter ended September 30, 1996, the decline in the market value of the Class A Preferred Shares, the dividend received on the Class A Preferred Shares and the Company's equity in losses incurred by New Valley caused the carrying value of the Company's investment in New Valley to be reduced to zero. Beginning in the fourth quarter of 1996, the Company suspended the recording of its earnings on the dividends accrued and the accretion of the difference between the Company's basis in the Class A Preferred Shares and their mandatory redemption price.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Dollars In Thousands, Except Per Share Amounts)-(Continued)


      The Company's investment in New Valley at December 31, 1998 and 1997, respectively, is summarized below:


                                          Number of          Fair         Carrying
                                            Shares          Value          Amount
                                          ---------         -----         --------
1998
----
   Class A Preferred Shares.......           618,326        $61,833        $ 61,833
   Common Shares..................         3,969,962          1,861         (61,833)
                                                            -------        --------
                                                            $63,694        $
                                                            =======        ========

1997
----
   Class A Preferred Shares.......           618,326        $59,359        $ 59,359
   Common Shares..................         3,969,962          1,995         (59,359)
                                                            -------        --------
                                                            $61,354        $
                                                            =======        ========


      In November 1994, New Valley's First Amended Joint Chapter 11 Plan of Reorganization, as amended ("Joint Plan"), was confirmed by order of the United States Bankruptcy Court for the District of New Jersey and on January 18, 1995, New Valley emerged from bankruptcy reorganization proceedings and completed substantially all distributions to creditors under the Joint Plan. Pursuant to the Joint Plan, among other things, the Class A Preferred Shares, the Class B Preferred Shares, the Common Shares and other equity interests were reinstated and retained all of their legal, equitable and contractual rights.

      During 1996, New Valley repurchased 72,104 Class A Preferred Shares for a total amount of $10,530. The Company has recorded its proportionate interest in the excess of the carrying value of the shares over the cost of the shares repurchased as a credit to additional paid-in capital in the amount of $1,782 for the year ended December 31, 1996.

      The Class A Preferred Shares of New Valley are required to be redeemed on January 1, 2003 for $100.00 per share plus dividends accrued to the redemption date. The shares are redeemable, at any time, at the option of New Valley, at $100.00 per share plus accrued dividends. The holders of Class A Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board of Directors, payable at the rate of $19.00 per annum. At December 31, 1998 and 1997, respectively, the accrued and unpaid dividends arrearage was $219,068 ($204.46 per share) and $163,302 ($152.41 per share). The Company received $24,733 ($40.00 per share) in dividend distributions in 1996.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Dollars In Thousands, Except Per Share Amounts)-(Continued)


3.    NEW VALLEY CORPORATION

      Summarized financial information for New Valley follows:


                                                                        1998          1997           1996
                                                                     ---------      --------         ----
Current assets, primarily cash and marketable securities......       $  91,451      $118,642
Noncurrent assets.............................................         181,271       322,749
Current liabilities...........................................          83,581       125,628
Noncurrent liabilities........................................          78,251       187,524
Redeemable preferred stock....................................         316,202       258,638
Shareholders' equity (deficit)................................        (205,312)     (130,399)

Revenues......................................................         102,087       114,568      $130,865
Costs and expenses............................................         127,499       139,989       149,454
Loss from continuing operations...............................         (23,329)      (24,260)      (14,168)
Income from discontinued operations...........................           7,740         3,687         7,158
Net loss applicable to common shares(A).......................         (96,553)      (89,048)      (65,160)

Company's share of discontinued operations....................           3,208         1,536         2,982

------------

      (A) Considers all preferred accrued dividends, whether or not declared and, in 1995 and 1996, the excess of carrying value of redeemable preferred shares over cost of shares purchased.

      On January 31, 1997, New Valley entered into a stock purchase agreement with Brooke (Overseas) Ltd. ("BOL"), a wholly-owned subsidiary of BGLS, and acquired all of BOL's shares (the "BML Shares") in BrookeMil Ltd. ("BML"), representing 99.1% of the common stock of BML, which is engaged in real estate development in Russia. New Valley paid BOL a purchase price of $55,000 for the BML Shares, consisting of $21,500 in cash and a New Valley $33,500 9% promissory note. The note was paid in full in 1997.

      In February 1998, New Valley and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty Ducat") to make real estate and other investments in Russia. In connection with the formation of Western Realty Ducat, New Valley agreed, among other things, to contribute the real estate assets of BML, including Ducat Place II and the site for Ducat Place III, to Western Realty Ducat and Apollo agreed to contribute up to $58,750 including the investment in Western Realty Repin discussed below. Through December 31, 1998, Apollo had funded $32,364 of its investment in Western Realty Ducat.

      The ownership and voting interests in Western Realty Ducat are held equally by Apollo and New Valley. Apollo will be entitled to a preference on distributions of cash from Western Realty Ducat to the extent of its investment ($40,000), together with a 15% annual rate of return, and New Valley will then be entitled to a return of $20,000 of BML-related expenses incurred and cash invested by New Valley since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to New Valley and 30% to Apollo. Western Realty Ducat will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and New Valley. All material corporate transactions by Western Realty Ducat generally require the unanimous consent of the Board of Managers. Accordingly, New Valley has accounted for its non-controlling interest in Western Realty Ducat using the equity method of accounting.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Dollars In Thousands, Except Per Share Amounts)-(Continued)


      New Valley recorded its basis in the investment in Western Realty Ducat in the amount of $60,169 based on the carrying value of assets less liabilities transferred. There was no difference between the carrying value of the investment and New Valley's proportionate interest in the underlying value of net assets of Western Realty Ducat.

      Western Realty Ducat will seek to make additional real estate and other investments in Russia. Western Realty Ducat has made a $30,000 participating loan to, and payable out of a 30% profits interest in, a company organized by BOL which, among other things, holds BOL's interest in Liggett-Ducat Ltd. and the new factory being constructed by Liggett-Ducat on the outskirts of Moscow. (Refer to Note 2.)

      In June 1998, New Valley and Apollo organized Western Realty Repin LLC ("Western Realty Repin") to make a $25,000 participating loan (the "Repin Loan") to BML. The proceeds of the loan will be used by BML for the acquisition and preliminary development of two adjoining sites totaling
      10.25 acres (the "Kremlin Sites") located in Moscow across the Moscow River from the Kremlin. BML, which is planning the development of a 1.1 million sq. ft. hotel, office, retail and residential complex on the Kremlin Sites, owned 94.6% of one site and 52% of the other site at December 31, 1998. Apollo will be entitled to a preference on distributions of cash from Western Realty Repin to the extent of its investment ($18,750) together with a 20% annual rate of return, and New Valley will then be entitled to a return of its investment ($6,250), together with a 20% annual rate of return; subsequent distributions will be made 50% to New Valley and 50% to Apollo. Western Realty Repin will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and New Valley. All material corporate transactions by Western Realty Repin will generally require the unanimous consent of the Board of Managers.

      Through December 31, 1998, Western Realty Repin has advanced $19,067 (of which $14,300 was funded by Apollo) under the Repin Loan to BML. The Repin Loan, which bears no fixed interest, is payable only out of 100% of the distributions, if made, by the entities owning the Kremlin Sites to BML. Such distributions shall be applied first to pay the principal of the Repin Loan and then as contingent participating interest on the Repin Loan. Any rights of payment on the Repin Loan are subordinate to the rights of all other creditors of BML. BML used a portion of the proceeds to repay New Valley for certain expenditures on the Kremlin Sites previously incurred. The Repin Loan is due and payable upon the dissolution of BML and is collateralized by a pledge of New Valley's shares of BML.

      As of December 31, 1998, BML had invested $18,013 in the Kremlin sites and held $252, in cash, which was restricted for future investment. In connection with the acquisition of its interest in one of the Kremlin Sites, BML has agreed with the City of Moscow to invest an additional $6,000 in 1999 and $22,000 in 2000 in the development of the property. BML funded $4,800 of this amount in the first quarter of 1999.

      The development of Ducat Place III and the Kremlin Sites will require significant amounts of debt and other financing. New Valley is actively pursuing various financing alternatives on behalf of Western Realty Ducat and BML. However, in light of the recent economic turmoil in Russia, no assurance can be given that such financing will be available on acceptable terms. Failure to obtain sufficient capital for the projects would force Western Realty Ducat and BML to curtail or delay the planned development of Ducat Place III and the Kremlin Sites.

      In 1998, New Valley's United States real estate operations sold all of its office buildings, realizing a gain of $4,682. In 1997, New Valley sold one of its shopping centers, realizing a gain of $1,200.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Dollars In Thousands, Except Per Share Amounts)-(Continued)


      On October 31, 1995, New Valley sold substantially all the assets of its wholly-owned subsidiary, Western Union Data Services Company, Inc. (the "Messaging Service Business"), and conveyed substantially all of the liabilities of the Messaging Service Business for $17,540 in cash and $2,460 in cancellation of intercompany indebtedness. The financial statements of the Company reflect its portion of the gain in gain on disposal of discontinued operations in 1998, 1997 and 1996.

      Subsequent Event - Recapitalization Plan:

      New Valley intends to submit for approval of its shareholders at its 1999 annual meeting a proposed recapitalization of its capital stock (the "Recapitalization Plan"). Under the Recapitalization Plan, each of New Valley's outstanding Class A Preferred Shares would be reclassified and changed into 20 Common Shares and one Warrant to purchase Common Shares (the "Warrants"). Each of the Class B Preferred Shares would be reclassified and changed into one-third of a Common Share and five Warrants. The existing Common Shares would be reclassified and changed into one-tenth of a Common Share and three-tenths of a Warrant. The number of authorized Common Shares would be reduced from 850,000,000 to 100,000,000. The Warrants to be issued as part of the Recapitalization Plan would have an exercise price of $12.50 per share subject to adjustment in certain circumstances and be exercisable for five years following the effective date of New Valley's Registration Statement covering the underlying Common Shares. The Warrants would not be callable by New Valley for a three-year period. Upon completion of the Recapitalization Plan, New Valley will apply for listing of the Common Shares and Warrants on NASDAQ.

      Completion of the Recapitalization Plan would be subject to, among other things, approval by the required holders of the various classes of New Valley's shares, effectiveness of the New Valley proxy statement and prospectus for the annual meeting, receipt of a fairness opinion and compliance with the Hart-Scott-Rodino Act.

      Brooke has agreed to vote all of its shares in New Valley in favor of the Recapitalization Plan. As a result of the Recapitalization Plan and assuming no warrant holder exercises its warrants, Brooke will increase its ownership of the outstanding Common Shares of New Valley from 42.3% to 55.1% and its total voting power from 42.3% to 55.1%.

      The Joint Plan places restrictions on and requires approvals for certain transactions with the Company and its affiliates to which New Valley or a subsidiary of, or entity controlled by, New Valley may be party, including the requirements, subject to certain exceptions for transactions involving less than $1 million in a year or pro rata distributions on New Valley's capital stock, of approval by not less than two-thirds of the entire Board, including at least one of the directors elected by the holders of New Valley's preferred shares, and receipt of a fairness opinion from an investment banking firm. In addition, the Joint Plan requires that, whenever New Valley's Certificate of Incorporation provides for the vote of the holders of the Class A Senior Preferred Shares acting as a single class, such vote must, in addition to satisfying all other applicable requirements, reflect the affirmative vote of either (x) 80% of the outstanding shares of that class or (y) a simple majority of all shares of that class voting on the issue exclusive of shares beneficially owned by Brooke. The foregoing provisions of the Joint Plan will terminate upon consummation of the Recapitalization Plan.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Dollars In Thousands, Except Per Share Amounts)-(Continued)


4.    RJR NABISCO HOLDINGS CORP.

      During 1997 and 1996 New Valley expensed $100 and $11,724, respectively, for costs relating to its investment in the common stock of RJR Nabisco Holdings Corp. ("RJR Nabisco"). Pursuant to a December 27, 1995 agreement between the Company and New Valley whereby New Valley agreed to reimburse the Company and its subsidiaries for certain reasonable out-of-pocket expenses in connection with RJR Nabisco, New Valley paid the Company and its subsidiaries a total of $17 and $2,370 in 1997 and 1996, respectively.

      On February 29, 1996, New Valley entered into a total return equity swap transaction (the "Swap") with an unaffiliated financial institution relating to 1,000,000 shares of RJR Nabisco common stock. During the third quarter of 1996, the Swap was terminated in connection with New Valley's reduction of its holdings of RJR Nabisco common stock and New Valley recognized a loss on the Swap of $7,305 for the year ended December 31, 1996.

5.    FEDERAL INCOME TAX

      The Company's operations are included in the consolidated tax return of Brooke. Income taxes in these financial statements are shown as if the Company filed a separate tax return.

      The amounts provided for income taxes are as follows:

                                                                         December 31,
                                                        --------------------------------------------
                                                            1998             1997              1996
                                                        ---------          --------           ------
      Current:
           U.S. Federal.........................          $    26          $    (14)          $1,840
           State................................

      Deferred:
           U.S. Federal.........................           (1,123)             (673)            (800)
           State................................
                                                          -------           -------           ------

      Total provision (benefit) for continuing

               operations.......................          $(1,097)         $   (687)          $1,040
                                                          =======          ========           ======

      The tax effect of temporary differences which give rise to a significant portion of deferred tax assets and liabilities is as follows:

                                                        December 31, 1998
                                                  ----------------------------
                                                   Deferred         Deferred
                                                  Tax Asset       Tax Liability
                                                  ---------       ------------

      Excess of tax basis over book basis
        of non-consolidated entities............   $ 8,400          $
      Valuation allowance.......................    (8,400)
                                                   -------          -------
           Total................................   $                $
                                                   =======          =======

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Dollars In Thousands, Except Per Share Amounts)-(Continued)


                                                       December 31, 1997
                                                  -----------------------------
                                                  Deferred          Deferred
                                                  Tax Asset       Tax Liability
                                                  ---------       ------------

      Excess of book basis over tax basis
        of non-consolidated entities............   $ 8,400            $
      Valuation allowance.......................    (8,400)
                                                   -------            ------
           Total................................   $                  $
                                                   =======            ======

      Differences between the amounts provided for income taxes and amounts computed at the federal statutory rate of 35% are summarized as follows:

                                                                         December 31,
                                                          -------------------------------------------
                                                            1998              1997              1996
                                                          --------          --------          -------
      Loss from continuing
           operations before income taxes........         $(28,600)         $(26,560)         $(8,490)
                                                          ========          ========          =======
      Federal income tax (benefit) provision
           at statutory rate.....................           (9,316)           (9,432)          (2,748)
      Net effect of equity transactions..........            8,219             8,745
      Establishment of valuation allowance.......                                               3,788
                                                          --------          --------          -------
           Total.................................         $ (1,097)         $   (687)         $ 1,040
                                                          ========          ========          =======

      At December 31, 1998, the Company had $8,400 of unrecognized net deferred tax assets, comprised primarily of future deductible temporary differences. A valuation allowance has been provided against this deferred tax asset as it is presently deemed more likely than not that the benefit of the tax asset will not be utilized. The Company continues to evaluate the realizability of its deferred tax assets and its estimate is subject to change.

6.    CONTINGENCIES

      BGLS has pledged its ownership interest in the Company's common stock and the Company's investments in the New Valley securities as collateral in connection with the issuance of BGLS' 15.75% Senior Secured Notes ("BGLS Notes") due 2001.





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